Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

ARMSTRONG WORLD INDUSTRIES, INC.

AND

ARMSTRONG FLOORING, INC.

DATED AS OF [                    ]

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT, dated as of [                    ] (this “Agreement”), is by and between Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Flooring, Inc., a Delaware corporation (“AFI”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (the “Separation and Distribution Agreement”).

R E C I T A L S

WHEREAS, the board of directors of AWI (the “AWI Board”) has determined that it is in the best interests of AWI to separate AWI’s flooring business from its ceilings (building products) business, creating two independent industry-leading publicly traded companies;

WHEREAS, in furtherance of the foregoing, the AWI Board has determined that it is in the best interests of AWI to separate the AFI Business from the AWI Business (the “Separation”) and, following the Separation, to make a distribution of all of the outstanding AFI Shares owned by AWI to holders of AWI Shares on the Record Date, on a pro rata basis (the “Distribution”);

WHEREAS, AFI has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;

WHEREAS, AWI will effect certain restructuring transactions described in the Separation and Distribution Agreement for the purpose of aggregating the AFI Business in the AFI Group prior to the Distribution (collectively, the “Reorganization”);

WHEREAS, for U.S. federal income tax purposes, the Separation and Distribution, taken together, are intended to qualify as a transaction described in Sections 368(a)(1)(D) and 355 of the Code; and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Distribution Date.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Active Business” shall mean the business conducted by the ATOB Entities as of the Distribution Date.

“Adjustment Request” shall mean any formal or informal claim or request filed with any Governmental Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“AFI” shall have the meaning set forth in the preamble hereof.

“AFI Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI Controlled Tax Contests” shall have the meaning set forth in Article 6.3.

“AFI Group” shall mean (a) prior to the Distribution, AFI and each Person that will be a Subsidiary of AFI as of immediately after the Distribution, even if, prior to the Distribution, such Person is not a Subsidiary of AFI; and (b) on and after the Distribution, AFI and each Person that is a Subsidiary of AFI.

“AFI Indirect Tax Liability” shall mean any liability for sales Taxes, use Taxes, value added Taxes, goods and services Taxes, or any similar indirect Taxes attributable to the AFI Business.

“AFI Separate Liability” shall mean any liability for Taxes for which AFI or any member of the AFI Group is obligated under applicable Law to (x) pay such Taxes or (y) file a Tax Return with respect to such Taxes, in each case other than a liability for the following:

(i) Separation Taxes; and

(ii) Income Taxes imposed by any Governmental Authority if and to the extent

(A) the entity on which such Income Tax is imposed was, during the relevant taxable period or portion thereof, a member of a consolidated, unitary, combined, or other similar group (as defined for purposes of such Governmental Authority’s Tax Law) and

(B) AWI or any member of the AWI Group was the “parent,” “common parent,” “principal,” “named,” “key,” or other similar company or entity with respect to such consolidated, unitary, combined, or other similar group (as determined for purposes of such Governmental Authority’s Tax Law) during such relevant taxable period or portion thereof.

“AFI Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“ATOB Entities” shall mean the entities listed on Schedule A.

“AWI” shall have the meaning set forth in the preamble hereto.

“AWI Businesses” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the AFI Business.

“AWI Controlled Tax Contests” shall have the meaning set forth in Article 6.2.

“AWI Group” shall mean AWI and each Person that is a Subsidiary of AWI (other than AFI and any other member of the AFI Group).

“AWI Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Articles 6.2 and 6.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dispute” shall have the meaning set forth in Article 9.1.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation and Distribution Agreement) for Taxes that are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period,

(i) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), or by a comparable form or agreement pursuant to the laws of a state, local, or non-United States taxing jurisdiction, except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement shall not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Governmental Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be);

(ii) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable;

(iii) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction;

(iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) or, where such periods are undefined or indefinite, in accordance with ordinary course limitation periods, by the jurisdiction imposing such Tax;

(v) by a final settlement resulting from a treaty-based competent authority determination; or

(vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall mean either the AFI Group or the AWI Group, as the context requires.

“Identified Tax Return” shall mean any Tax Return reporting or otherwise relating to, addressing, or describing any Income Tax or Separation Tax, whether directly or indirectly.

“Income Tax” shall mean any federal, state, local or non-United States Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.

“Indemnifying Party” shall have the meaning set forth in Article 5.2.

“Indemnitee” shall have the meaning set forth in Article 5.2.

“Initial Notice” shall have the meaning set forth in Article 9.1.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Articles 6.2 and 6.3 of this Agreement.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Article 3.5.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Article 9.1.

“Prime Rate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Privilege” shall mean any privilege that may be asserted pursuant to applicable law, including any privilege arising pursuant to or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Prohibited Acts” shall have the meaning set forth in Article 4.2.

“Proposed Acquisition Transaction” shall mean a transaction or series of related transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), whether such transaction is supported by AFI management or shareholders, is a hostile acquisition, or otherwise, as a result of which AFI (or any successor thereto) would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) from AFI (or any successor thereto) and/or one or more holders of AFI Shares, respectively, any amount of stock of AFI, that would, when combined with any other changes in ownership of the stock of AFI pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, constitute more than thirty-five percent (35%) of (i) the value of all outstanding shares of AFI as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all shares of voting stock of AFI as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by AFI of a shareholder rights plan or (ii) issuances by AFI that satisfy Safe Harbor VIII (relating to acquisition in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock (including any redemption of AFI equity pursuant to the exception in Article 4.2(a)(viii)) shall be treated as an indirect acquisition of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against future Taxes payable) together with any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Governmental Authority on the receipt of the refund, including any Taxes imposed by way of withholding or offset.

“Reorganization” shall have the meaning set forth in the recitals.

“Reporting Memorandum” shall mean any memorandum prepared at the request of AWI by any law or accounting firm with respect to the intended tax treatment of the Reorganization and certain related transactions, as may be amended or modified from time to time.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period that begins with the Distribution Date and ends two (2) years thereafter.

“Separation” shall have the meaning set forth in the recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Separation, the Distribution, the Reorganization or any transactions associated therewith, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement or any Ancillary Agreement, and (ii) any Tax attributable to a Prohibited Act.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Governmental Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, but not including any Employment Taxes (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” shall have the meaning set forth in Article 9.1.

“Tax Attribute” shall mean net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any certificates of officers of AWI and AFI, provided to Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Reorganization, Separation and/or Distribution.

“Tax Contest” shall have the meaning set forth in Article 6.1.

“Tax Counsel” shall mean a tax counsel or accountant of recognized national standing reasonably acceptable to AWI.

“Tax Law” shall mean the law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Article 4.1(a).

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Reorganization, Separation and/or Distribution.

“Tax Records” shall have the meaning set forth in Article 8.1.

“Tax-Related Losses” shall mean (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by AWI (or its Affiliate) or AFI (or its Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from the failure of the Distribution, the Reorganization or any transaction associated therewith to be tax-free or otherwise have the tax treatment described in any Tax Opinion.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Governmental Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of Tax Counsel on which AFI and AWI may rely to the effect that the Prohibited Act will not result in any incremental liability for Separation Taxes. Any such opinion must assume that the Distribution, Reorganization, and any transaction associated therewith would have been tax-free or had the tax treatment described in any applicable Tax Opinion if such transaction did not occur.

1.2 Interpretation. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 AWI Liability. AWI shall pay and be responsible for:

(a) any Taxes not allocated to AFI pursuant to Article 2.2; and

(b) any Separation Taxes.

2.2 AFI Liability. AFI shall pay and be responsible for:

(a) any AFI Indirect Tax Liability;

(b) any AFI Separate Tax Liability; and

(c) any Taxes for which AFI is required to indemnify AWI pursuant to Article 5.1(b) or (c).

2.3 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.4 Tax Refunds.

(a) AWI shall be entitled to all Refunds related to Taxes the liability for which is allocated to AWI pursuant to this Agreement.

(b) AFI shall pay to AWI any Refund received by AFI or any member of the AFI Group that is allocable to AWI pursuant to this Article 2.4 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Article 2.4(b), any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

2.5 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the AWI Group and any member of the AFI Group shall be terminated with respect to the AFI Group and the AWI Group as of the Distribution Date. No member of either the AFI Group or the AWI Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 AWI’s Responsibility. AWI shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns that AWI or any member of the AWI Group is obligated to file pursuant to applicable Tax Law.

3.2 AFI’s Responsibility. AFI shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns that AFI or any member of the AFI Group is obligated to file pursuant to applicable Tax Law, other than those which AWI is responsible for filing pursuant to Article 3.1.

3.3 Right To Review Tax Returns. With respect to any Identified Tax Return relating to any Pre-Distribution Period or Straddle Period for which AFI is the Responsible Party, AFI shall deliver such Identified Tax Return and related workpapers to AWI for approval twenty (20) Business Days prior to the due date of the relevant Identified Tax Return. AFI shall provide AWI at least ten (10) Business Days to analyze and comment on such Identified Tax Return and shall modify such Identified Tax Return before filing to include AWI’s reasonable comments. AFI shall not, and shall not permit any member of the AFI Group to, file any such Identified Tax Return without the prior written consent of AWI, such consent to be exercised in AWI’s sole discretion.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

3.5 Tax Reporting Practices. Except as provided in Article 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which AFI is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by AFI; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. AFI shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, AFI shall not be permitted, and shall not permit any member of the AFI Group, to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods and Straddle Periods have expired.

3.6 Reporting of Reorganization. The Tax treatment of any step in or portion of the Reorganization shall be reported on each applicable Tax Return consistently with the treatment thereof in any Tax Opinion or the Reporting Memorandum, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Reorganization shall be reported.

3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

3.8 Amended Returns and Carrybacks.

(a) AFI shall not, and shall not permit any member of the AFI Group to, file or allow to be filed any Adjustment Request for any Pre-Distribution Period or Straddle Period with respect to any Tax the liability for which is not allocated to AFI pursuant to this Agreement without the prior written consent of AWI, such consent to be exercised in AWI’s sole discretion.

(b) AFI shall, and shall cause each member of the AFI Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date.

(c) AFI shall not, and shall cause each member of the AFI Group not to, without the prior written consent of AWI, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, such consent to be exercised in AWI’s sole discretion.

(d) Receipt of consent by AFI or a member of the AFI Group from AWI pursuant to the provisions of this Article 3.8 shall not limit or modify AFI’s continuing indemnification obligation pursuant to Article V.

3.9 Tax Attributes.

(a) AFI shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Distribution Date; provided, however, that such determination shall be made in a manner that is (a) consistent with Past Practices; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the Tax Certifications, the Tax Opinions and the Reporting Memorandum; (d) reasonably determined by AFI to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Periods ending on the Distribution Date; and (e) with respect to any determination relating to the existence or availability of net operating losses, consented to in writing by AWI, such consent to be exercised in AWI’s sole and absolute discretion.

(b) Upon the reasonable request of AFI, AWI shall provide AFI with any reasonably available Tax Records relating to the determination of Tax Attributes if and only to the extent such Tax Records exist on the Distribution Date. Nothing in this Agreement, including this Article 3.9(b), shall require AWI to make any determinations or otherwise create any Tax Records with respect to Tax Attributes or the determination thereof.

ARTICLE IV

REPRESENTATIONS AND COVENANTS

4.1 Compliance with Tax Opinions.

(a) AWI, on behalf of itself and all other members of the AWI Group, hereby represents and warrants that (i) it has examined the Tax Opinions, the Tax Certificates, the Reporting Memorandum, and any other materials delivered or deliverable in connection with the rendering of Tax Opinions (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to AWI or any member of the AWI Group or the AWI Businesses, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. AWI, on behalf of itself and all other members of the AWI Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to AWI or any member of the AWI Group or the AWI Businesses.

(b) AFI, on behalf of itself and all other members of the AFI Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to AFI or any member of the AFI Group or the AFI Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. AFI, on behalf of itself and all other members of the AFI Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to AFI or any member of the AFI Group or the AFI Business.

4.2 Consent Requirement for Major Transactions. AFI, on behalf of itself and all other members of the AFI Group, hereby covenants and agrees that no member of the AFI Group will take or permit to be taken:

(a) within the Restricted Period, any of the following actions:

(i) any Proposed Acquisition Transaction, or approval of any Proposed Acquisition Transaction for any purpose;

(ii) any merger, scheme of arrangement, or consolidation with any other Person or liquidation or partial liquidation; or any approval or allowance of any merger, scheme of arrangement, consolidation, liquidation, or partial liquidation of any of the ATOB Entities;

(iii) any approval or allowance of the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(iv) any approval or allowance of the sale, transfer, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the ATOB Entities;

(v) any sale, transfer, or other disposition of more than 35 percent (35%) of its consolidated gross or net assets, or approval or allowance of the sale, transfer, or other disposition (to an Affiliate or otherwise) of more than 35 percent (35%) of the consolidated gross or net assets of any of the ATOB Entities (in each case, excluding sales in the ordinary course of business, and measured based on fair market values as of the date of the Distribution);

(vi) any amendment to its certificate of incorporation (or other organizational documents), or any other action or approval or allowance of the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of AFI or any of the ATOB Entities;

(vii) any issuance of shares of a new class of nonvoting stock or approval or allowance of any of the ATOB Entities to issue shares of a new class of nonvoting stock;

(viii) any purchase, directly or through any Affiliate, of any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30; or

(b) any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in any Tax Opinion (any such action, together with any actions described in Article 4.2(a), collectively, the “Prohibited Acts”).

Notwithstanding the foregoing, AFI or a member of the AFI Group may take any of the Prohibited Acts if AFI either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to AWI or (ii) obtains the prior written consent of AWI waiving the requirement that AFI obtain an Unqualified Tax Opinion, such waiver to be provided in AWI’s sole and absolute discretion. AWI’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. AFI shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse AWI for all reasonable out-of-pocket expenses that AWI or its Subsidiaries may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor AWI’s waiver of AFI’s obligation to deliver an Unqualified Tax Opinion shall limit or modify AFI’s continuing indemnification obligation pursuant to Article V.

4.3 AWI Covenants. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, AWI, on behalf of itself and all other members of the AWI Group, hereby confirms and agrees that neither AWI nor any member of the AWI Group will take or permit to be taken any action at any time that would likely jeopardize, directly or indirectly, any of the conclusions contained in any Tax Opinion.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) AWI shall indemnify and hold harmless AFI from and against, and will reimburse AFI for, (i) all liability for Taxes allocated to AWI pursuant to Article II, and (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the AWI Group pursuant to this Agreement.

(b) Without regard to whether any action is permitted or consented to hereunder and notwithstanding anything to the contrary contained herein, AFI shall indemnify and hold harmless AWI from and against, and will reimburse AWI for, (i) all liability for Taxes allocated to AFI pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the AFI Group pursuant to this Agreement, (iii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any Prohibited Act by AFI or any member of the AFI Group, regardless of whether (A) AWI consented to such Prohibited Act, or (B) AFI obtained an Unqualified Tax Opinion, and (iv) the amount of any Refund received by any member of the AFI Group that is allocated to AWI pursuant to Article 2.4(a).

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Articles 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by AWI and AFI according to relative fault.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Governmental Authority a Tax or to another Party an indemnification payment in respect of a Tax that another Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Governmental Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination made with respect to Article 2.1 or 2.2, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than ten (10) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) Subject to Article 10.2, all payments under this Agreement shall be made by AWI directly to AFI and by AFI directly to AWI; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the AWI Group, on the one hand, may make such indemnification payment to any member of the AFI Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article 5.4.

(b) Any late payment made by one Party to another Party pursuant to this Agreement shall be subject to interest at a rate per annum equal to the then effective Prime Rate plus 1% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, and accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Governmental Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all United States federal income Tax purposes as either (i) a non-taxable contribution by AWI to AFI, or (ii) a distribution by AFI to AWI, in each case, made immediately prior to the Distribution.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall promptly notify the other Party in writing upon receipt by such Party or any member of its Group of a written communication from any Governmental Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding concerning any Taxes for which the other Party may be liable pursuant to this Agreement (a “Tax Contest”).

6.2 Control of Contests by AWI. AWI shall have the sole responsibility and right to control the prosecution of any Tax Contest, including the exclusive right to communicate with agents of the applicable Governmental Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Contest, other than AFI Controlled Tax Contests (collectively, “AWI Controlled Tax Contests”).

6.3 Control of Contests by AFI. AFI shall have the full responsibility and right to control the prosecution of any Tax Contest, including the exclusive right to communicate with agents of the applicable Governmental Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Contest, involving any Tax Return filed or required (or purportedly required) to be filed by AFI or any member of the AFI Group, and any Tax Contest relating exclusively to AFI Indirect Taxes for any taxable year or taxable period (collectively, “AFI Controlled Tax Contests”).

6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Governmental Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Governmental Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Governmental Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall defend such Tax Contest diligently and in good faith; provided, however, that nothing in this Article 6.5 shall affect AWI’s right to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any AWI Controlled Tax Contest, or consent to the resolution, settlement or agreement of any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such AFI Controlled Tax Contest, in AWI’s sole and absolute discretion. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated pursuant to this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with the treatment of payments between the AWI Group and the AFI Group as set forth in Article 5.4, or the Tax Materials.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the AWI Group or the AFI Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the AWI Group proposes to destroy such material or information, it shall first notify the AFI Group in writing and the AFI Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the AFI Group proposes to destroy such material or information, it shall first notify the AWI Group in writing and the AWI Group shall be entitled to receive such materials or information proposed to be destroyed.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Governmental Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

8.3 Preservation of Privilege. No member of the AFI Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of AWI, such consent not to be unreasonably withheld.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), shall initially be referred to the Transition Committee (as defined in the Separation and Distribution Agreement) for resolution. If the Transition Committee is unable to resolve such Dispute within thirty (30) days, then either Party may provide written notice thereof to the other Party (the “Initial Notice”), and the Parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In the event that a Dispute is not resolved within sixty (60) days after receipt by a Party of an Initial Notice, or within such longer period as the Parties may agree to in writing, then the Parties to such Dispute shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor” and, together, the “Preliminary Tax Advisors”), which Preliminary Tax Advisors shall jointly retain a third independent, nationally recognized law or accounting firm which must be located in New York, New York (the “Tax Advisor”) on behalf of the Parties to the Dispute to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Preliminary Tax Advisor shall be borne by the Party that engaged such advisor and all of the fees and expenses of the Tax Advisor shall be shared equally by each of the Parties to the Dispute.

9.2 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Conflicting Agreements. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter thereof.

10.2 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns. A Party hereto may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that in connection with each such assignment or delegation, the assigning Party provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 10.2; provided, further, that AFI shall only be entitled to assign its rights or delegate its obligations under this Agreement with the prior written consent of AWI.

10.3 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.4 Application to Present and Future Subsidiaries. This Agreement is being entered into by AWI and AFI on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of AWI or AFI in the future.

10.5 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.6 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.7 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Article 10.7):

If to AWI, to:

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster PA 17604

Email: [                    ]

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Steven J. Matays

Facsimile: (917) 777-2372

If to AFI, to:

Armstrong Flooring, Inc.

[                    ]

Lancaster, PA 17604

Attention: General Counsel

with a copy to:

[●]

[●]

[●]

Attn: [●]

Facsimile: [●]

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

10.8 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

10.9 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

10.10 Separation and Distribution Agreement. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation and Distribution Agreement shall apply in relevant part to this Agreement, including Article IX Termination; 10.1 Counterparts; Entire Agreement; Corporate Power; 10.2 Governing Law; 10.4 Third-Party Beneficiaries; 10.6 Severability; 10.7 Force Majeure; 10.9 Publicity; 10.10 Expenses; 10.11 Headings; 10.12 Survival of Covenants; 10.13 Waivers of Default; 10.14 Specific Performance; 10.15 Amendments; 10.16 Interpretation; 10.17 Limitations of Liability; 10.18 Performance; and 10.19 Mutual Drafting.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

ARMSTRONG WORLD INDUSTRIES, INC.

By:
Name:
Title:

ARMSTRONG FLOORING, INC.

By:
Name:
Title: